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                                  PRESS RELEASE

                    TITAN ANNOUNCES ACCRETIVE ACQUISITION OF
     ADVANCED COMMUNICATION SYSTEMS FOR APPROXIMATELY $175 MILLION IN STOCK
            - Acquisition Provides Cash Flow for Continued Investment
                   in Rapidly Growing Commercial Businesses -

SAN DIEGO, CA -- DECEMBER 9, 1999 -- The Titan Corporation (NYSE: TTN) today announced that it has entered into a definitive agreement to acquire Advanced Communication Systems, Inc. (NASDAQ: ACSC), a leading government information technology services company, in a tax-free exchange for Titan common stock for approximately $20 per Advanced Communication Systems share based on yesterday's closing Titan share price of $28.69. The transaction, which will be accounted for as a pooling of interests, has a value of approximately $175 million in stock and is expected to be accretive. For the fiscal year ended September 30, 1999, Advanced Communication Systems reported revenues of $218 million, operating income (before one-time charges) of $16 million, and backlog of approximately $700 million. Advanced Communication Systems will be combined with Titan's wholly owned subsidiary Titan Systems Corporation, which provides information technology services to the U.S. military and allied military and other government agencies. After completion of the acquisition, which is expected to close by the end of the first quarter of 2000, Titan expects revenues in excess of $800 million, a backlog of nearly $2 billion, and over 5,400 employees worldwide.

"Titan's strategy is to secure leading market positions in each of our businesses. The acquisition of Advanced Communication Systems is consistent with this objective and advances us towards our goal of building our defense information technology business into a $1 billion business over the next couple of years. In addition, Advanced Communication Systems brings to Titan significant technologies, which we can pursue for commercial exploitation. Also, the cash generated by Advanced Communication Systems will allow us to continue to make necessary investments in our rapidly growing commercial businesses -- Cayenta.com, Titan Scan, Titan Wireless without compromising our 30% annual earnings growth objective," said Gene W. Ray, Chairman, President and CEO of The Titan Corporation.

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Advanced Communication Systems provides information technology systems and services predominantly to U.S. government agencies but also to allied government agencies and commercial customers, with particular strength in the area of satellite communications. Founded in 1988 by its current president and chief executive officer George Robinson, Advanced Communication Systems has demonstrated significant revenue and profitability growth since its inception, particularly since its initial public offering of common stock two years ago. Advanced Communication Systems was recently named by Forbes magazine as one of the best small companies in the U.S., and is widely acknowledged as a premier provider of command, control, communication, computing, intelligence, surveillance, and reconnaissance (C4ISR) capability.

Under the terms of the definitive agreement, Advanced Communication Systems will receive a fixed price per share of $20.00 if Titan's share price is between $25.50 and $32.50 at the time of closing. If Titan's share price is between $22.95 and $25.50 at the time of closing, each outstanding Advanced Communication Systems share will be exchanged for .7843 shares of Titan stock. At a Titan share price of less than $22.95, Advanced Communication Systems has the right to terminate the definitive agreement subject to a Titan option to assure a minimum price of $18.00 per Advanced Communication Systems share. If Titan's share price is between $32.50 and $35.75 at the time of closing, each outstanding Advanced Communication Systems share will be exchanged for .6154 shares of Titan stock. At a Titan share price of greater than $35.75, Titan has the right to terminate the definitive agreement subject to an Advanced Communication Systems option to agree to receive a maximum price of $22.00 per Advanced Communication Systems share. The transaction has been approved by the board of directors of both companies and is subject to Advanced Communication Systems shareholder and regulatory approval. Credit Suisse First Boston is acting as the exclusive financial advisor to Titan on this transaction.

"We are proud of our history of performance and growth at Advanced Communication Systems. We believe that as a part of Titan, we can achieve even better results. The technical capabilities and service offerings of our two companies are complimentary and the combination of Titan and Advanced Communication Systems arguably creates one of the best government information technology

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organizations in the business," said George Robinson, Chairman, President, and
CEO, Advanced Communication Systems.

Headquartered in San Diego, California, The Titan Corporation develops and deploys communications and information technology solutions and services. In addition, Titan markets the leading technology for the electronic pasteurization of food products. Titan's strategy is to maximize internal growth of its government and commercial businesses while at the same time acquiring businesses that can be readily integrated into its existing core business units. The company has 3,100 employees, annualized sales of approximately $400 million and total backlog in excess of $1 billion.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including our outlook on the future performance of our core businesses and our growth strategies, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.

   CONTACT: ROCHELLE BOLD, VICE PRESIDENT INVESTOR RELATIONS (858) 552-9400 OR
                                invest@titan.com
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